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Exhibit 99.2

        In this document, the terms "we", "us", "our", "the Company", and "Quanex" refer to Quanex Corporation and its subsidiaries unless the context indicates otherwise.

Business Overview

        We are a technological leader in the production of value-added engineered carbon and alloy steel bars, aluminum flat-rolled products, precision-formed metal, composite and wood products and flexible spacer and sealant systems for insulated glass, which primarily serve the vehicular products and building products markets. We use state-of-the-art manufacturing technologies, low-cost production processes, and engineering and metallurgical expertise to provide customers with specialized products for specific applications. Our net sales and operating income in the fiscal year ended October 31, 2003 were $1.0 billion and $63.8 million, respectively.

        We operate 19 manufacturing facilities in 12 states in the United States. These facilities feature efficient plant design and flexible manufacturing processes, enabling us to produce a wide variety of custom engineered products and materials for the vehicular products and building products markets. We are able to maintain minimal levels of finished goods inventories at most locations because we typically manufacture products according to customer specifications upon receipt of customer orders.

Vehicular Products Segment

        The Vehicular Products Segment is comprised of MACSTEEL, NitroSteel, Piper Impact and Temroc Metals. The segment includes engineered steel bar operations, impact-extrusion operations, steel bar and tube heat-treating services, steel bar and tube corrosion and wear resistant finishing services, aluminum extrusions and fabricated metal products. The segment had net sales and operating income in the fiscal year ended October 31, 2003 of $468.5 million and $48.2 million, respectively.

        MACSTEEL.    Our engineered steel bar operations, which represent the majority of the segment's sales and operating income, are conducted through MACSTEEL's three minimills (two in Michigan and one in Arkansas), which in the aggregate are capable of shipping up to 1.2 million tons annually of custom engineered steel bars. MACSTEEL's special bar quality, or SBQ, products are made to order primarily for the vehicular products markets serving the passenger car, light truck, sport utility vehicle, heavy truck, off-road and farm equipment industries. These industries use engineered steel bars in safety-critical applications such as camshafts, crankshafts, transmission gears, wheel spindles and hubs, bearing components, steering components, hydraulic mechanisms and seamless tube production. We believe that MACSTEEL is a low cost producer of engineered carbon and alloy steel bars. The MACSTEEL division also includes a heat treating plant in Indiana that uses custom-designed, in-line equipment to provide value-added tube and bar heat-treating services to customers in the vehicular products and energy markets.

        NitroSteel.    NitroSteel's Wisconsin facility processes steel bars and tubes using the patented Nitrotec treatment to improve surface corrosion and wear resistance while providing a more environmentally friendly, non-toxic alternative to chrome plating. NitroSteel's products are made according to customer requirements and are used for fluid power applications primarily in the vehicular products markets.

        Piper Impact.    Piper Impact is a steel and aluminum impact extruder and fabricator of metal products with extensive machining capabilities serving the automotive, medical and recreational markets through its two facilities in Mississippi. See "Recent Developments".

        Temroc Metals.    Temroc Metals is an aluminum extruder and fabricator of metal products serving primarily the recreational vehicle products market through its facility in Minnesota.

Building Products Segment

        The Building Products Segment is comprised of the Engineered Products and Nichols Aluminum divisions. The segment includes four fabricated metal components operations, two wood fenestration (door and window) product operations, one composite fenestration product operation, two flexible glass spacer and sealant operations, two aluminum sheet casting operations and three stand-alone finishing operations. The segment had net sales and operating income in the fiscal year ended October 31, 2003 of $562.7 million and $35.6 million, respectively.

        Engineered Products.    The Engineered Products division has five units that produce window and patio door screens, window outer frames, residential exterior products, custom wood window grilles and accessories, flexible and non-flexible insulated glass spacer systems and a broad line of custom-designed, roll-formed aluminum products and stamped aluminum shapes for manufacturers of windows for the home improvement, residential, and light commercial construction markets. AMSCO, which operates from its facility in Wisconsin, is one of the largest U.S. manufacturers of fixed frame window screens and is also a high-volume manufacturer of gliding, hinged, and retractable screen door systems. Homeshield, which has two plants in Illinois and one plant in Oregon, coats and paints aluminum sheet and fabricates aluminum coil into rain carrying systems, soffit, exterior housing trim and roofing products. Imperial Products produces sophisticated residential exterior door thresholds, astragals, patio door systems and other door components at its Indiana facility. Colonial Craft produces custom hardwood architectural molding, flooring, and window and door accessories for premium wood window manufacturers from its two facilities in Minnesota and Wisconsin. TruSeal Technologies manufactures and markets a full line of patented, flexible insulating glass spacer systems and sealants for vinyl, aluminum and wood window manufacturers at its facilities in Ohio and Kentucky.

        Nichols Aluminum.    Nichols Aluminum manufactures mill finished and coated aluminum sheet for the building products and food packaging markets. The division's main facility is a 350 million pound per annum aluminum minimill in Iowa. Nichols Aluminum has three aluminum cold rolling and finishing plants located in Iowa, Illinois and Alabama that produce products to specific customer specifications, including custom painting. Nichols Aluminum also includes a smaller aluminum minimill in Colorado that produces specialized products for the food and beverage can industry.

Competitive Strengths

        We believe that the following factors have contributed to our success.

  •
  Low cost production of engineered steel bars and aluminum sheet. We believe that MACSTEEL is a low cost producer of engineered carbon and alloy steel bars. Our energy costs at MACSTEEL are low because MACSTEEL's bars are moved directly from the caster to the rolling mill, reducing the need for costly reheating. MACSTEEL produces finished steel bars using approximately one-third less labor per ton than the estimated industry average. Additionally, MACSTEEL typically sells only complete heat lots, or batches, which are made to specific customer requirements. We believe Nichols Aluminum has a manufacturing advantage over integrated aluminum sheet producers with savings derived from in-house scrap processing capabilities and reduced unit energy costs.

  •
  Modern and efficient manufacturing technologies with industry-leading quality. Since 1990, we have invested approximately $300 million to enhance our steel bar manufacturing finishing and value-added processes, to improve rolling and finishing capability, and to increase capacity. We believe that MACSTEEL has the only two plants in North America using scrap-fed continuous rotary centrifugal casting technology, a casting process that produces seam-free bars without surface defects or inclusions, thereby reducing the need for subsequent surface conditioning. MACSTEEL's molten steel is processed through secondary refining processes that include argon stirring, ladle injection, and vacuum arc degassing prior to casting. These processes enable MACSTEEL to produce higher quality, "cleaner" steel which is of great importance to its customers for use in safety-critical components such as transmission gears and engine components.

  •
  Value-added finishing capabilities. We provide value-added services through our MACSTEEL and NitroSteel finishing facilities, differentiating us from our competitors in the engineered steel bar market. Our Engineered Products division works closely with its original equipment manufacturer, or OEM, door and window customers from the earliest stages of product development to final production, to integrate our products into our customers' products. We also line sequence our products with many of our customers' operations. Additionally, Nichols Aluminum's three finishing facilities process aluminum sheet to customer specific requirements through cold rolling to close tolerances, annealing for additional mechanical and formability properties, tension leveling to improve flatness and slitting to specific widths, as well as custom painting, which is an important value-added feature for certain customers in the building products market.

  •
  Decentralized management structure and small corporate staff. Each operating division has its own administrative, operating and marketing functions. We measure each division's return on net assets and seek to reward superior performance with incentive compensation, which is a significant portion of total compensation for salaried employees. All intercompany sales are conducted on an arms-length basis. Operational activities and policies are managed by corporate officers and key division executives. Also, a small corporate staff provides strategic guidance, accounting, financial and treasury management, tax, legal and human resource services to our operating divisions.

  •
  Successful acquisition track record. We have successfully completed six strategic acquisitions in the past five years, including Imperial Products in April 2000, Colonial Craft in February 2002, and TruSeal Technologies and MACSTEEL Monroe in December 2003. Our management employs a disciplined acquisition strategy and seeks opportunities that build upon our core businesses (MACSTEEL and Engineered Products) in the vehicular products and building products industries.

Business Strategy

        We are focused on increasing stakeholder value through the continued growth of our business, improvement of our margins and continually providing our customers with the highest levels of service. Key elements of our strategy are outlined below.

  •
  Continued penetration of target markets and expansion of core businesses. We are focused on the continued penetration of our two target markets, vehicular products and building products, and the expansion of our core businesses, MACSTEEL and Engineered Products, by providing customers with innovative, value-added products and services, including customizable solutions, dedicated customer service and high quality products.

  •
  Value-added focus. We focus on providing our customers with value-added products by addressing customer needs for more finely finished and/or customized products. By providing turning and bar cutting, coil coating, heat treating, tension leveling and slitting, for example, we realize premium prices while reducing total costs for our customers.

  •
  Continuous cost reductions. We continuously refine our manufacturing processes and make selective capital investments as part of our ongoing cost reduction initiatives. These continuous initiatives have enabled us to achieve our low cost positions in engineered steel bars, aluminum sheet and fabricated products.

  •
  Selected acquisitions to grow and enhance core businesses. We are currently seeking acquisition opportunities, both domestically and internationally, that enhance or protect the competitive positions of our two core businesses (MACSTEEL and Engineered Products) in our target markets.

Recent Developments

        On March 31, 2004, we announced that we had completed a strategic review of our Piper Impact division. As a result of that review, a decision has been made to consolidate Piper Impact's production into a single facility from the two facilities it is currently using. The strategic review also calls for the sale of Piper Impact, which we anticipate will be completed within one year. See "Business—Vehicular Products Segment—Piper Impact".

        On April 6, 2004, we announced that we expect to report second quarter diluted earnings per share from continuing operations in the range of $0.55 to $0.65, which is up markedly from our previous guidance of February 26, 2004. We are experiencing very strong demand across all of our businesses and expect "same store" shipments for the quarter to be significantly higher than expectations in both February and versus the prior year. The earnings outlook includes the first full fiscal quarter results from our acquisitions of MACSTEEL Monroe and TruSeal Technologies.

Other Information

        Quanex was founded in 1927 and has been incorporated in Delaware since 1968. Our executive offices are located at 1900 West Loop South, Suite 1500, Houston, Texas 77027. Our telephone number at that address is (713) 961-4600. Our website address is www.quanex.com. The information on our website is not part of this document.

Summary Consolidated Financial and Operating Data

        We derived the following historical information from our audited consolidated financial statements for the three fiscal years ended October 31, 2003 and from our unaudited consolidated financial statements for the three months ended January 31, 2003 and 2004. The unaudited consolidated financial statements have been prepared by us on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the three months ended January 31, 2004 are not necessarily indicative of the results that will be achieved for future periods. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our consolidated financial statements and the notes thereto.

	Fiscal years ended October 31,					Three months ended January 31,
	2001	2002(1)		2003(1)		2003	2004(2)
	(dollars in thousands, except per share data)
Revenues and Earnings
Net sales	$924,353	$994,387		$1,031,215		$229,509	$281,156
Gross profit	115,326	139,210		118,681		23,809	24,261
Operating income	57,316	83,300		63,795		10,115	10,686	(5)
Income before income taxes	45,622	81,614	(3)	65,823	(4)	10,599	10,201	(5)
Net income	29,194	55,482	(3)	42,887	(4)	6,783	6,427	(5)
Per Share Data
Basic earnings	$2.18	$3.74	(3)	$2.65	(4)	$0.41	$0.39	(5)
Diluted earnings	$2.07	$3.52	(3)	$2.62	(4)	$0.41	$0.39	(5)
Average shares outstanding—Basic (thousands)	13,399	14,823		16,154		16,406	16,318
Average shares outstanding—Diluted (thousands)	15,426	16,237		16,384		16,648	16,589
Financial Position—Period End
Working capital(6)	$102,288	$100,997		$92,783		$93,430	$125,817
Total assets	697,631	689,140		665,863		674,246	923,786
Total debt	220,028	75,565		19,770		70,496	229,629
Stockholders' equity	279,977	421,395		445,159		420,105	455,562
Other Data
Capital expenditures	$55,640	$34,513		$28,888		$8,520	$4,166
Total debt percent of capitalization	44.0%	15.2%		4.3%		14.4%	33.5%
Ratio of earnings to fixed charges(7)	4.0x	7.3x		24.3x		11.1x	12.0x

(1)
Results for the fiscal years ended October 31, 2002 and 2003 include Colonial Craft operations, acquired February 12, 2002.

(2)
Results for the three months ended January 31, 2004 include TruSeal Technologies operations and MACSTEEL Monroe operations, both acquired December 31, 2003.

(3)
Includes approximately $9.0 million of excess life insurance proceeds over (a) cash surrender value and (b) liabilities to beneficiaries of deceased executives, on whom the Company held life insurance policies.

(4)
Includes effects in fiscal 2003 of $0.4 million pre-tax gain on sale of Piper, Utah property and approximately $2.2 million of excess life insurance proceeds over (a) cash surrender value and (b) liabilities to beneficiaries of deceased executives, on whom the Company held life insurance policies.

(5)
Includes effects in the three months ended January 31, 2004 of a $0.5 million pre-tax gain on sale of land.

(6)
Working capital means current assets less current liabilities.

(7)
Ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest charges, capitalized interest and amortization of debt issuance costs. The computation is as follows:

	Fiscal years ended October 31,			Three months ended January 31,
	2001	2002	2003	2003	2004
	(dollars in thousands, except per share data)
Income before income taxes	$45,622	$81,614	$65,823	$10,599	$10,201
Add:
Interest expense	16,555	14,812	2,517	975	820
Debt issuance amortization	367	121	312	75	105
Capitalized interest	(1,666)	(1,879)	—	—	—

Earnings as defined	$60,878	$94,668	$68,652	$11,649	$11,126
Interest expense	$16,555	$14,812	$2,517	$975	$820
Debt issuance amortization	367	121	312	75	105
Capitalized interest	(1,666)	(1,879)	—	—	—

Fixed charges as defined	$15,256	$13,054	$2,829	$1,050	$925
Ratio of earnings to fixed charges	4.0x	7.3x	24.3x	11.1x	12.0x

RISK FACTORS

        The risks that we have highlighted here are not the only ones that we face and additional risks, including those presently unknown to us, could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Changes in the availability or price of raw materials or energy could adversely affect our revenues, costs and profitability.

        We require substantial amounts of raw materials, substantially all of which are purchased from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to new laws or regulations, suppliers' allocations to other purchasers or interruptions in production by suppliers. For example, we experienced rising costs for steel and aluminum scrap in the first quarter of fiscal 2004 due to a global rebound in manufacturing and demand for steel in addition to increased demand from China and other consumers for scrap metal. In addition, the operation of our facilities requires substantial amounts of energy. Any change in the supply of, or price for, these raw materials or energy could materially affect our operating results. Although we have contractual arrangements with many of our customers that permit us to increase our prices in response to increased raw material costs, in times of rapidly rising raw material prices the adjustments will lag the current market price.

Portions of our business are generally cyclical in nature. Lowered vehicle production, fewer housing starts, reduced remodeling expenditures or weaknesses in the economy could impact our revenues and profitability.

        Demand for our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the automotive and construction industries.

        The demand for our Vehicular Products Segment's products is largely dependent on the North American production level of vehicles. The markets for our products have historically been cyclical because new vehicle demand is dependent on, among other things, consumer spending and is tied closely to the overall strength of the economy. Declines in vehicle production could adversely impact our results of operations and financial condition. Our sales are also impacted by retail inventory levels and our customers' production schedules. If our OEM customers significantly reduce their inventory levels and reduce their orders from us, our performance would be adversely impacted.

        The primary drivers of our Building Products Segment are housing starts and remodeling expenditures. The building and construction industry is cyclical, and product demand is based on numerous factors such as interest rates, general economic conditions, consumer confidence and other factors beyond our control. Declines in housing starts and remodeling expenditures due to such factors could adversely impact our results of operations and financial condition.

Portions of our business are seasonal in nature.

        Portions of our business are seasonal in nature and follow activity levels in the building and construction industry. The primary markets for our Engineered Products and Nichols Aluminum divisions are in the Northeast and Midwest regions of the United States, where winter weather typically reduces homebuilding and home improvement activity. These divisions typically experience their lowest sales during the Company's first fiscal quarter. Furthermore, due to the number of holidays in the Company's first fiscal quarter, sales have historically been lower in this period as some customers reduce production schedules.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future regulations could significantly increase our costs of doing business.

        Our operations are subject to extensive federal, state and local laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, we must make capital and other expenditures on an ongoing basis. For example, environmental agencies continue to develop regulations implementing the Federal Clean Air Act. Depending on the nature of the regulations adopted, we may be required to incur additional capital and other expenditures in the next several years for air pollution control equipment, to maintain or obtain operating permits and approvals, and to address other air emission-related issues. Future expenditures relating to environmental matters will necessarily depend upon the application to Quanex and our facilities of future regulations and government decisions. It is likely that we will be subject to increasingly stringent environmental standards and the additional expenditures related to compliance with such standards. Furthermore, if we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

        Under applicable state and federal laws, we may be responsible for, among other things, all or part of the costs required to remove or remediate wastes or hazardous substances at locations we have owned or operated at any time. We are currently involved in environmental investigations or remediation at several such locations and, while we have established reserves for such liabilities, such reserves may not be adequate to cover the ultimate cost of remedial measures required by environmental authorities. See "Business—Environmental Matters". From time to time, we also have been alleged to be liable for all or part of the costs incurred to clean up third-party sites where we are alleged to have arranged for disposal of hazardous substances. The discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become subject to new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully identify, manage or integrate future acquisitions, and if we are unable to do so, we are unlikely to sustain our historical growth rates and profitability.

        Historically, we have grown through a combination of internal growth and external expansion through acquisitions, such as our December 2003 acquisitions of TruSeal Technologies and MACSTEEL Monroe. Although we are actively pursuing our growth strategy both in our domestic target markets and overseas and expect to continue doing so in the future, we cannot provide any assurance that we will be able to identify appropriate acquisition candidates or, if we do, that we will be able to successfully negotiate the terms of an acquisition, finance the acquisition or integrate the acquired business effectively and profitably into our existing operations. Integration of TruSeal Technologies, MACSTEEL Monroe or future acquired businesses could disrupt our business by diverting management's attention away from day-to-day operations. Further, failure to successfully integrate any acquisition may cause significant operating inefficiencies and could adversely affect our profitability. Consummating an acquisition could require us to raise additional funds through additional equity or debt financing. Additional equity financing could depress the market price of our common stock. Additional debt financing could require us to accept covenants that limit our financial or operating flexibility, including our ability to pay dividends.

We operate in competitive markets, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and reduce our operating margins.

        The principal markets that we serve are highly competitive. Competition is based primarily on the precision and range of achievable tolerances, quality, price and the ability to meet delivery schedules dictated by customers. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do and some of which have more established brand names in the markets we serve. Any of these competitors may foresee the course of market development more accurately than us, develop products that are superior to our products, have the ability to produce similar products at a lower cost than us, or adapt more quickly than us to new technologies or evolving customer requirements. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross profit and net income, particularly in lower-margin businesses such as Nichols Aluminum.

OEMs have significant pricing leverage over suppliers and may be able to achieve price reductions over time.

        Piper Impact and Temroc Metals sell directly to OEMs. Our Engineered Products division's products are sold primarily to OEMs, except for some residential building products, which are sold through distributors. MACSTEEL's and Nichols Aluminum's products are sold directly to OEMs and in smaller amounts through distributors. There is substantial and continuing pressure from OEMs in various industries, especially the automotive industry, to reduce the prices they pay to suppliers. We attempt to manage such downward pricing pressure, while trying to preserve our business relationships with our OEM customers, by seeking to reduce our production costs through various measures, including purchasing raw materials and components at lower prices and implementing cost-effective process improvements. However, our suppliers may resist pressure to lower their prices and may seek to impose price increases. If we are unable to offset OEM price reductions through these measures, our gross margins and profitability could be adversely affected. In addition, OEMs have substantial leverage in setting purchasing and payment terms, including the terms of accelerated payment programs under which payments are made prior to the account due date in return for an early payment discount.

The transfer of manufacturing capacity by our customers out of the United States to lower cost regions of the world could adversely effect us.

        Manufacturing activity in the United States has been on the decline over the past several years. One of the reasons for this decline is the migration by U.S. manufacturers to other regions of the world that offer lower cost labor forces. The combined effect is that U.S. manufacturers can reduce product costs by manufacturing and assembling in other regions of the world and then importing those products to the United States. Some of our customers have shifted production to other regions of the world and there can be no assurance that this trend will not continue. If our customers locate in areas that we choose not to serve or that we cannot economically serve then our ability to continue to provide materials to them may be adversely affected.

If our relationship with our employees were to deteriorate, we may be faced with labor shortages, disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income.

        Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees and/or renegotiation of labor contracts could reduce our operating margins and income. Approximately 42% of our employees are covered by collective bargaining agreements which expire between 2006 and 2009. It is possible that we could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future, any of which could reduce our operating margins and income. Similarly, any failure to negotiate a new labor agreement when required might result in a work stoppage that could reduce our operating margins and income.

        In addition, many OEMs and their suppliers have unionized work forces. Work stoppages or slowdowns experienced by OEMs or their suppliers could result in slowdowns or closures of assembly plants where our products are included in assembled vehicles. In the event that one or more of our customers experiences a material work stoppage, such work stoppage could have a material adverse effect on our business.

Our products may be rendered obsolete or less competitive by changes in regulatory requirements or new technologies.

        Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less competitive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely and cost-efficient basis will be a significant factor in our ability to remain competitive. Our business may, therefore, require significant ongoing and recurring additional capital expenditures and investments in research and development. There can be no assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.

Equipment failures, delays in deliveries or catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns.

        An interruption in production capabilities at any of our facilities as a result of equipment failure or other reasons could result in our inability to produce our products, which would reduce our sales and earnings for the affected period. In addition, we generally manufacture our products only after receiving the order from the customer and thus do not hold large inventories. In the event of a stoppage in production at any of our manufacturing facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We have in the past and may in the future experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our results of operations or financial condition. Although we have obtained property damage and business interruption insurance, we cannot assure you that we will have adequate insurance to compensate us for all losses that result from any of these events.

Our business involves risks of accidents associated with complex manufacturing processes.

        Our business involves complex manufacturing processes. Some of these processes involve high pressures, hot metal and other materials and equipment that present certain safety risks to workers employed at our manufacturing facilities. Although we employ safety procedures in the design and operation of our facilities, the potential exists for accidents involving death or serious injury. The potential liability resulting from any such accident, to the extent not covered by insurance, could have a material adverse effect on our business. Such an accident could disrupt operations at any of our facilities, which could adversely affect our ability to deliver product to our customers on a timely basis and to retain our current business.

Any product liability or warranty claims in excess of insurance may adversely affect our financial condition.

        Our operations expose us to potential product liability and warranty risks that are inherent in the design, manufacture and sale of our products, the failure of which could result in property damage, personal injury or death. While we believe that our liability insurance is adequate to protect us from these liabilities, our insurance may not cover all liabilities. Additionally, insurance coverage may not be available in the future at a cost acceptable to us. In addition, if any of our products prove to be defective, we may be required to participate in a recall involving such products. A successful claim brought against us in excess of available insurance coverage, if any, or a requirement to participate in any product recall, could have a material adverse effect on our results of operations or financial condition.

Our management team and other skilled personnel are an important part of our business and the loss of key personnel could impair our success.

        We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition. Because of the complex nature of many of our products, we also are generally dependent on a skilled workforce. We could be adversely affected by a shortage of available skilled employees.

BUSINESS

General

        Quanex was organized in 1927 as a Michigan corporation under the name Michigan Seamless Tube Company. We reincorporated in Delaware in 1968 under the same name and then changed our name to Quanex Corporation in 1977. The Company's executive offices are located at 1900 West Loop South, Suite 1500, Houston, Texas 77027.

        The Company's businesses are managed on a decentralized basis. Each operating division has administrative, operating and marketing functions. The Company measures each division's return on investment and seeks to reward superior performance with incentive compensation, which is a significant portion of total compensation for salaried employees. Intercompany sales are conducted on an arms-length basis. Operational activities and policies are managed by corporate officers and key division executives. Also, a small corporate staff provides corporate accounting, financial and treasury management, tax, legal and human resource services to the operating divisions.

        Quanex is a technological leader in the production of value-added engineered carbon and alloy steel bars, aluminum flat-rolled products, precision-formed metal, composite and wood products and flexible spacer and sealant systems for insulated glass, which primarily serve the vehicular products and building products markets. The Company uses state-of-the-art manufacturing technologies, low-cost production processes, and engineering and metallurgical expertise to provide customers with specialized products for specific applications. Quanex believes these capabilities also provide the Company with unique competitive advantages. The Company's growth strategy, which combines organic growth with acquisitions, is focused on the continued penetration of its two target markets, vehicular products and building products, and protecting, nurturing and growing its two core businesses, MACSTEEL and Engineered Products, that serve those markets.

Business Developments

        In the Company's MACSTEEL operations, rotary centrifugal continuous casters are used with an in-line manufacturing process to produce bearing grade quality, seam-free, made to order carbon and alloy steel bars that enable Quanex to participate in the higher margin portions of its vehicular products market. Since 1990, the Company has invested approximately $300 million to enhance its steel bar manufacturing finishing and value-added processes, to improve rolling and finishing capability, and to increase capacity at its MACSTEEL operations (excluding the recently acquired MACSTEEL Monroe operations) to approximately 720,000 tons per year. Phases I through VI of the MACSTEEL expansion have been completed. With Phase VI, the Company installed additional equipment at the MACSTEEL plants in Jackson, Michigan, and Ft. Smith, Arkansas to include bar cutting capability and increase their value-added turning capacity. This project increased MACPLUS engineered steel bar shipping capacity by approximately 50% to 270,000 tons annually with the installation of two additional bar turning and polishing lines, one at the plant in Jackson, which was completed in December of 2001 and the other at the Ft. Smith plant, which was completed in December 2002. MACSTEEL now has a total of six value-added MACPLUS lines. Phase VII of the expansion was announced in February 2003. By allowing for the more efficient processing of small diameter bars, this $10 million capital project will add 20,000 tons to MACSTEEL's current shipping capacity of 1.2 million tons once the project is completed in mid-2004.

        Beginning in August 2002, the Company signed various agreements with Sanyo Special Steel Company, LTD, covering technology exchanges in the production of free machining lead free steels, advanced production methods and the sharing of manufacturing competencies. These collaborative efforts are intended to position MACSTEEL to more effectively compete in supplying the non-"Big 3" automakers.

        On December 31, 2003, the Company purchased the stock of TruSeal Technologies, Inc. from Kirtland Capital Partners and other stockholders in a cash transaction. TruSeal, headquartered in Beachwood, Ohio, manufactures and markets a full line of patented, flexible insulating glass spacer systems and sealants for wood, vinyl and aluminum windows. The acquisition complements Quanex's Building Products Segment by providing its window and door customers a broader range of products.

        On December 31, 2003, Quanex purchased the net assets of North Star Steel's Monroe, Michigan-based manufacturing facility in a cash transaction. This facility is a scrap-based minimill producer of special bar quality and engineered steel bars primarily serving the light vehicle, heavy duty truck and service center markets. The facility can produce approximately 500,000 tons annually, in diameters from 0.5625" to 3.50". The acquisition further enhances MACSTEEL's product offerings and significantly increases annual capacity.

Manufacturing Processes, Markets, and Product Sales by Business Segment

        Quanex operates 19 manufacturing facilities in 12 states in the United States. These facilities feature efficient plant design and flexible manufacturing processes, enabling the Company to produce a wide variety of custom engineered products and materials for the vehicular products and building products markets. The Company is able to maintain minimal levels of finished goods inventories at most locations because it typically manufactures products according to customer specifications upon receipt of customer orders. The majority of the Company's products are sold into the vehicular products and building products markets, with sales to secondary markets such as off-road, energy and capital equipment.

Vehicular Products Segment

        The Vehicular Products Segment is comprised of MACSTEEL, NitroSteel, Piper Impact and Temroc Metals. The segment includes engineered steel bar operations, impact-extrusion operations, steel bar and tube heat-treating services, steel bar and tube corrosion and wear resistant finishing services, aluminum extrusions and fabricated metal products.

MACSTEEL

        The Company's engineered steel bar operations, which represent the majority of the segment's sales and operating income, are conducted through MACSTEEL's three minimills (two in Michigan and one in Arkansas), which in the aggregate are capable of shipping up to 1.2 million tons annually of custom engineered steel bars. The Company believes that MACSTEEL has the only two plants in North America using scrap-fed continuous rotary centrifugal casting technology. This casting process produces seam-free bars, without surface defects or inclusions, thereby reducing the need for subsequent surface conditioning. The continuous casting and automated in-line finishing operations at the MACSTEEL plants substantially reduce labor and energy costs by eliminating the intermittent steps that characterize manufacturing operations at most other steel mills. The Company typically sells only complete heat lots, or batches, which are made to specific customer requirements.

        MACSTEEL produces various grades of customized, engineered steel bars by melting steel scrap and casting it in a rotary centrifugal continuous caster. MACSTEEL's molten steel is further processed through secondary refining processes that include argon stirring, ladle injection, and vacuum arc degassing prior to casting. These processes enable MACSTEEL to produce higher quality, "cleaner" steel. The Company believes that MACSTEEL is a low cost producer of engineered carbon and alloy steel bars. The Company believes that energy costs at MACSTEEL are low because its bars are moved directly from the caster to the rolling mill, reducing the need for costly reheating. MACSTEEL produces finished steel bars using approximately one-third less labor per ton than the estimated industry average.

        MACSTEEL special bar quality, or SBQ, products are made to order primarily for the vehicular product markets serving the passenger car, light truck, sport utility vehicle, heavy truck, off-road and farm equipment industries. These industries use engineered steel bars in critical applications such as camshafts, crankshafts, transmission gears, wheel spindles and hubs, bearing components, steering components, hydraulic mechanisms and seamless tube production. Also, MACSTEEL engineered steel bars are used in the manufacture of components for steel air bag inflators at the Company's Piper Impact plant in New Albany, Mississippi.

        The MACSTEEL division also includes a heat treating plant in Huntington, Indiana ("Heat Treat"). The Heat Treat facility uses custom designed, in-line equipment to provide value-added tube and bar heat-treating and related services, such as quench and temper, stress relieving, normalizing, "cut-to-length", and metallurgical testing. This plant primarily serves customers in the vehicular products and energy markets.

NitroSteel

        NitroSteel, located in Pleasant Prairie, Wisconsin, processes steel bars and tubes using the patented Nitrotec treatment to improve surface corrosion and wear resistance while providing a more environmentally friendly, non-toxic alternative to chrome plating. NitroSteel's products are made according to customer requirements and are used for fluid power applications primarily in the vehicular products markets.

Piper Impact

        Piper Impact is a manufacturer of custom designed, impact extruded aluminum and steel parts for use in vehicular and defense applications, in addition to high-pressure cylinders used in medical and other applications. Though down from the level of prior years, one customer purchases a majority of Piper Impact's production for use in the manufacture of automotive air bag systems. Piper Impact includes two impact-extrusion facilities in Mississippi.

        On March 31, 2004, Quanex announced that it had completed a strategic review of Piper Impact. As a result of that review, a decision was made to consolidate Piper Impact's production into a single facility because of the ongoing drop in business with Piper Impact's major automotive and ordnance customers. The strategic review also called for the sale of Piper Impact, which the Company anticipates will be completed within one year. The expected sale of the division could produce an after-tax book write-off of approximately $5 million to $10 million and positive cash flow of approximately $20 million to $25 million, resulting primarily from the accelerated write-off of Piper Impact's tax goodwill.

        While Piper Impact continues to generate positive cash flow, it is necessary to idle one of the division's two facilities because of the ongoing drop in business. Going forward, Piper Impact will concentrate on promising, high growth market opportunities; however, their market focus will no longer align with Quanex's strategic direction of serving the vehicular products and building products markets and therefore, the division will be sold.

Temroc Metals

        Temroc Metals, located in Hamel, Minnesota is an aluminum extruder and fabricator of metal products. The single facility manufactures engineered products that primarily serve the recreational vehicle products market.

Building Products Segment

        The Building Products Segment is comprised of the Engineered Products and Nichols Aluminum divisions. The segment includes four fabricated metal components operations, two wood fenestration (door and window) product operations, one composite fenestration product operation, two flexible glass spacer and sealant operations, two aluminum sheet casting operations and three stand-alone finishing operations.

Engineered Products

        The Engineered Products division, which includes AMSCO in Rice Lake, Wisconsin, Homeshield, with two plants in Chatsworth, Illinois and one in Hood River, Oregon, Imperial Products in Richmond, Indiana, Colonial Craft with locations in Mounds View, Minnesota and Luck, Wisconsin, and TruSeal Technologies in Beachwood, Ohio, and Barboursville, Kentucky, produces various engineered products for the building products markets. These products include window and patio door screens, window outer frames, residential exterior products, custom wood window grilles and accessories, flexible and non-flexible insulated glass spacer systems and a broad line of custom-designed, roll-formed aluminum products and stamped aluminum shapes for manufacturers of windows for the home improvement, residential, and light commercial construction markets. AMSCO combines strong product design and development expertise with reliable, just-in-time delivery. Homeshield also coats and/or paints aluminum sheet in many colors, sizes, and finishes, and fabricates aluminum coil into rain carrying systems, soffit, exterior housing trim and roofing products. Imperial Products produces sophisticated residential exterior door thresholds, astragals, patio door systems and other door components. Colonial Craft produces custom hardwood architectural moulding, flooring, and window and door accessories for premium wood window manufacturers. TruSeal Technologies manufactures and markets a full line of patented, flexible insulating glass spacer systems and sealants for vinyl, aluminum and wood window manufacturers.

Nichols Aluminum

        Nichols Aluminum manufactures mill finished and coated aluminum sheet for the building products and food packaging markets. The division comprises five plants: a thin-slab casting and hot rolling mill ("NAC") located in Davenport, Iowa, three aluminum cold rolling and finishing plants located in Davenport, Iowa ("NAD"), Lincolnshire, Illinois ("NAL"), and Decatur, Alabama ("NAA"), and Nichols Aluminum-Golden ("NAG"), a thin-slab casting and hot rolling aluminum mill located in Fort Lupton, Colorado.

        NAC's mini-mill uses an in-line casting process that can produce 350 million pounds of reroll (hot-rolled aluminum sheet) annually. The mini-mill converts aluminum scrap to reroll through melting, continuous casting, and in-line hot rolling processes. NAC has shredding and blending capabilities, including two rotary barrel furnaces and a dross recovery system that broaden its sources of raw material, allow it to melt cheaper grades of scrap, and improve raw material yields. Delacquering equipment improves the quality of the raw material before it reaches the primary melt furnaces by burning off combustibles in the scrap. Scrap is blended using computerized processes to most economically achieve the desired molten aluminum alloy composition. The Company believes the combination of base capacity increases and technological enhancements, directed at producing higher quality reroll, results in a significant manufacturing advantage with savings derived from reduced raw material costs, optimized scrap utilization, reduced unit energy cost and lower labor costs.

        Further processing of the reroll occurs at NAD, NAL or NAA, where customer specific product requirements can be met through cold rolling to various gauges, annealing for additional mechanical and formability properties, tension leveling to improve the flatness of the sheet, and slitting to specific widths. Product at the NAD and NAA plants can also be custom painted, an important value-added feature for the applications of certain customers in the building products market.

        Operations at NAG include scrap melting and casting aluminum into sheet, cold rolling to specific gauge, annealing, leveling, custom coating and slitting to width. NAG manufactures high quality aluminum sheet from scrap, then finishes the sheet for specialized applications primarily for the food and beverage can industry.

Raw Materials and Supplies

        The Company's MACSTEEL plants purchase their principal raw material, steel scrap or substitutes such as pig iron, beach iron and hot briquetted iron on the open market. Collection and transportation of these raw materials to the Company's plants can be adversely affected by extreme weather conditions. Prices for scrap also vary in relation to the general business cycle and global demand.

        Temroc Metal's raw material consists primarily of aluminum billet, which it purchases from several suppliers on the open market.

        Piper Impact's raw material consists of aluminum bars and slugs that it purchases on the open market, and steel bars that it purchases from MACSTEEL.

        AMSCO and Homeshield's primary raw material is coated and uncoated aluminum sheet purchased primarily from Nichols Aluminum. Raw materials utilized at Imperial Products include aluminum, wood and vinyl that are available from a number of suppliers. Prices for aluminum are typically set monthly based upon market rates. In addition, Imperial Products utilizes two types of wood materials—hardwood and softwood, which it purchases at market prices.

        Colonial Craft's primary raw material is hardwood and softwood lumber, which it purchases from sawmills and lumber concentration yards throughout North America at market prices.

        TruSeal's primary raw materials are butyl rubber and aluminum foil purchased on the open market.

        Nichols Aluminum's principal raw material is aluminum scrap purchased on the open market, where availability and delivery can be adversely affected by extreme weather conditions. Nichols purchases and sells aluminum ingot futures contracts on the London Metal Exchange to hedge against fluctuations in the price of the aluminum scrap required to manufacture products for its fixed-price sales contracts.

Sales and Distribution

        The Company has sales organizations with sales representatives in many parts of the United States. MACSTEEL sells engineered steel bars primarily to tier-one or tier-two automotive suppliers through its direct sales organization and a limited number of manufacturers' representatives. Piper Impact and Temroc Metals sell directly to OEMs. The Engineered Products division's products are sold primarily to OEMs, except for some residential building products, which are sold through distributors. Nichols Aluminum products are sold directly to OEMs and through distributors.

Employees

        At February 29, 2004, the Company employed 3,616 persons. Of the total employed, approximately 42% were covered by collective bargaining agreements. A five-year collective bargaining agreement for Temroc Metals was ratified by the United Automobile Workers International Union of America in February 2002. A five-year collective bargaining agreement for Nichols Aluminum Casting and Nichols Aluminum Davenport was ratified by the International Brotherhood of Teamsters in November 2002. A five-year collective bargaining agreement for MACSTEEL Arkansas was ratified by the United Steel Workers of America in February 2003. Nichols Aluminum Lincolnshire's new five-year collective bargaining agreement was ratified by the International Association of Machinists and Aerospace Workers District Lodge 55 on January 12, 2004. MACSTEEL Michigan's new five-year collective bargaining agreement was ratified by the United Steelworkers of America Local 8339 on February 28, 2004.

Environmental Matters

        Quanex is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, Quanex must make capital and other expenditures on an ongoing basis. The cost of environmental matters has not had a material adverse effect on Quanex's operations or financial condition in the past, and management is not aware of any existing conditions that it currently believes are likely to have a material adverse effect on Quanex's operations or financial condition.

        Total remediation reserves, at January 31, 2004, for Quanex's current plants, former operating locations, and disposal facilities were approximately $16.7 million. Of that, approximately $2 million represents administrative costs; the balance represents estimated costs for investigation, studies, cleanup, and treatment. On the balance sheet, the remediation reserve is included in accrued liabilities (current) and other liabilities (non-current).

        Approximately 80% of the total remediation reserve currently is allocated to cleanup and other corrective measures at the Piper Impact division in New Albany, Mississippi. At present, the largest component is for remediation of soil and groundwater contamination from prior operators at the Piper Impact plant on Highway 15. We voluntarily implemented a state-approved remedial action plan there that includes natural attenuation together with a groundwater collection and treatment system, but we continue to investigate site conditions and evaluate performance of the remedy. Apart from continued operation and maintenance of our existing system, it has not been determined whether additional cleanup is warranted; however, we have included in the reserve amounts for further remediation assuming such measures were to become necessary.

        Our final remediation costs and the timing of those expenditures at Piper and other sites will depend upon such factors as the nature and extent of contamination, the cleanup technologies employed, and regulatory concurrences. While actual remediation costs therefore may be more or less than amounts accrued, management believes it has established adequate reserves for all probable and reasonably estimable remediation liabilities. We currently expect to be paying out the accrued remediation reserve through at least fiscal 2024, although some of the same factors discussed earlier could accelerate or extend the timing.

        Quanex incurred expenses of approximately $3.5 million and $4.0 million during fiscal 2003 and 2002, respectively, in order to comply with existing environmental regulations. For fiscal 2004, the Company estimates expenses at its facilities will be approximately $3.7 million for continuing environmental compliance. In addition, capital expenditures for compliance with existing or proposed environmental regulations were approximately $1.7 million and $1.5 million during fiscal 2003 and 2002, respectively. For fiscal 2004, the Company estimates that capital expenditures for environmental compliance will be approximately $4.3 million, which includes amounts for upgrades related to the coating systems emission compliance standards at two of its Nichols Aluminum facilities. This is an increase from the estimate at January 31, 2004 primarily due to a decision to move the timing of expenditures at the Nichols Aluminum facilities to fiscal 2004 from the original schedule of fiscal 2005. Future expenditures relating to environmental matters will necessarily depend upon the application to Quanex and its facilities of future regulations and government decisions. Quanex will continue to have expenditures in connection with environmental matters beyond fiscal 2004, but it is not possible at this time to reasonably estimate the amount of those expenditures. Based upon its analysis and experience to date, Quanex does not believe that its compliance with Clean Air Act or other environmental requirements will have a material adverse effect on its operations or financial condition.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Revolving Credit Agreement

        We have a $310 million revolving credit agreement. The revolving credit agreement is secured by all of our assets (including our subsidiaries' assets), excluding land and buildings. This revolving credit agreement expires in February 2007 and provides for up to $25 million for standby letters of credit, limited to the undrawn amount available under the revolving credit agreement. All borrowings under this revolving credit agreement bear interest, at our option, at either (a) the prime rate or federal funds rate plus one percent, whichever is higher, or (b) a Eurodollar based rate.

        The revolving credit facility contains various affirmative and negative covenants, including, among others, covenants restricting our ability to:

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  incur additional indebtedness;

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  make loans, advances, guarantees, investments and acquisitions;

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  make capital expenditures;

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  consolidate, merge or sell assets; and

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  create liens on our assets.

        The revolving credit facility also requires us to comply with certain financial tests and maintain certain financial rations, including:

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  a minimum consolidated fixed charge coverage ratio (as defined in the revolving credit agreement) of not less than 1.25 to 1.00; and

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  a minimum consolidated tangible net worth (as defined in the revolving credit agreement) of $217,500,000.

The covenants to maintain a certain fixed charge coverage ratio and a minimum amount of net worth indirectly impact the Company's ability to pay dividends because the fixed charge and net worth calculations include any dividends declared. As of January 31, 2004, the aggregate amount available for dividends under the credit facility was approximately $39.1 million.

        As of March 31, 2004, the Company had approximately $213 million outstanding under the revolving credit facility. For fiscal 2003, the weighted average interest rate under the revolving credit facility was 2.07% and, as of March 31, 2004, the interest rate was 2.37% per annum. After giving effect to this offering and the application of the proceeds as described in this offering circular, the Company would have had approximately $116 million outstanding under the revolving credit facility as of March 31, 2004.

Industrial Revenue Bonds

        As of March 31, 2004, the Company had approximately $9.3 million aggregate principal amount of Industrial Revenue Bonds outstanding. These bonds have maturity dates ranging from August 2004 through July 2014.

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  Exhibit 99.2
Summary Consolidated Financial and Operating Data
RISK FACTORS
BUSINESS
DESCRIPTION OF CERTAIN INDEBTEDNESS